Exhibit 99.1

Concur Technologies Announces 23% Quarter over Quarter

Growth in New Annual Recurring Revenue

Concur Posts Strong Fiscal Q3 Earnings and Increases Business Outlook for Annual

Recurring Revenue

REDMOND, Wash., July 28, 2004 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of Corporate Expense Management solutions, today reported financial results for its third quarter ended June 30, 2004.

Concur reported net income for the third quarter of fiscal 2004 of $0.7 million, or $0.02 per share, which was at the high end of the range expected by the company. This compares to net income of $0.2 million, or $0.01 per share, for the second quarter of fiscal 2004, and net income of $0.4 million, or $0.01 per share, for the third quarter of fiscal 2003. Excluding the non-cash amortization of intangible assets recorded in the third quarter of fiscal 2004, pro forma net income for the quarter was $0.9 million, or $0.03 per share. Fiscal 2004 third quarter revenues were $14.5 million, compared to $13.2 million for the second quarter of fiscal 2004, and to $14.2 million for the third quarter of fiscal 2003.

“The broad appeal of Concur’s subscription service model is the catalyst behind our growth and our positive business outlook. Once again, we have raised our expectations for Annual Recurring Revenue in fiscal 2004. Quarterly subscription revenues topped $10 million for the first time in our company’s history, and grew 21% year over year. Just as importantly, our guidance model affords transparency to investors. Investors can approximate subscription revenue for the September 2004 quarter, the December 2004 quarter and the March 2005 quarter,” said Steve Singh, chairman and CEO of Concur Technologies.

Singh continued, “Total quarterly revenue, EPS, cash flow from operations, deferred revenue and subscription revenue were all up quarter over quarter and year over year. Our strong financial performance continues to be driven by the rapid return on investment and predictable cost structure our services afford our customers.”

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Financial Highlights

•	Subscription revenue was $10.4 million for the third quarter of fiscal 2004 or 72% of total revenue, compared with $9.7 million for the second quarter of fiscal 2004 or 73% of total revenue, and compared with $8.5 million or 60% of total revenue for the third quarter of fiscal 2003.

•	Annual recurring revenue generated during the third quarter of fiscal 2004 was $3.7 million, compared with $3.0 million for the second quarter of fiscal 2004, and compared with $1.5 million for the third quarter of fiscal 2003. Annual recurring revenue is the one-year value of new and incremental subscription contracts signed in the applicable quarter.

•	Cash flows provided by operations were $1.7 million for the third quarter of fiscal 2004, compared with $1.2 million for the second quarter of fiscal 2004, and compared with cash flows used in operations of ($0.7) million for the third quarter of fiscal 2003.

•	Cash and cash equivalents were $23.9 million at the end of the third quarter of fiscal 2004, compared with $23.1 million at the end of the second quarter of fiscal 2004, and compared with $19.4 million at the end of the third quarter of fiscal 2003.

•	Gross margin was 59% for the third quarter of fiscal 2004 compared with 60% for the second quarter of fiscal 2004, and compared with 61% for the third quarter of fiscal 2003.

•	Operating margin was 4% for the third quarter of fiscal 2004 compared with 1% for the second quarter of fiscal 2004, and compared with 2% for the third quarter of fiscal 2003.

Business Highlights

•	Concur signed contracts with new and existing customers, including Anadarko Petroleum, Booz Allen Hamilton, Campus Crusade for Christ, Claas Omaha LLC, FBL Financial Group Inc., Interpublic Group of Companies Inc., Polycom Inc., Regis Corporation, RMC Industries Corporation, Tennant Company, Universal Orlando, and USI Holdings Corporation.

•	Concur announced the availability of Concur Analysis Service. Concur Analysis Service puts an extensive range of reporting capabilities at the fingertips of business decision makers, providing dynamic views into expense data, real-time spending analysis, and the ability to create and publish a variety of reports on-the-fly. As a fully integrated component within Concur Expense Service, Concur Analysis Service requires no additional investment in infrastructure or software.

•	Concur continued to see strong contributions from partners including Accenture, ADP, Microsoft Business Solutions, and USBank. Consistent with past performance from ADP in the June quarter, Concur experienced exceptional results from that channel specifically. In addition, Concur’s relationship with Accenture continued to build momentum based on the signing of a customer agreement with a Global 100 financial institution.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

•	Concur expects total revenues to be between $15.0 and $16.0 million for the fourth quarter of fiscal 2004, and between $56.0 million and $57.0 million for fiscal 2004.

•	Concur expects its gross margin to be between 56% and 60% for the fourth quarter of fiscal 2004, and between 58% and 60% for the fiscal year.

•	Concur expects its operating margin to be between 0% and 9% for the fourth quarter of fiscal 2004, and between 2% and 5% for the fiscal year.

•	Concur expects earnings per share of between $0.00 and $0.04 for the fourth quarter of fiscal 2004, and between $0.04 and $0.08 for the fiscal year. Excluding the non-cash amortization of intangible assets expected to be recorded in fiscal 2004, pro forma earnings per share is expected to be between $0.07 and $0.11 for the fiscal year.

•	Concur expects annual recurring revenues generated during fiscal 2004 to be between $12.0 million and $14.0 million.

•	Concur expects earnings per share of between $0.25 and $0.40 for fiscal 2005. Excluding the non-cash amortization of intangible assets expected to be recorded in fiscal 2005, pro forma earnings per share is expected to be between $0.28 and $0.43 for the year.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of Corporate Expense Management solutions, servicing thousands of companies worldwide. Concur’s solutions include Concur Expense and Concur Expense Service for travel and entertainment expense management and Concur Payment for managing employee request for vendor payments. Concur also offers value-added software and services to complement its core solutions, including Concur Imaging Service, Concur Travel Integration, Concur Business Intelligence, and Concur Total Access. Concur Business Services provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owner. This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh and the statements in the Business Outlook section, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption of our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the current general economic environment, including the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services, which makes the prediction of future operating results difficult; and uncertain market acceptance of recently-introduced or future products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

Press Contact:

Robert Nachbar, Barokas Public Relations, 206-344-3140, robert@barokas.com

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2004	2003	2004	2003
Revenues:
Subscription	$10,365	$8,546	$29,239	$24,727
Consulting	2,985	3,085	8,212	11,300
License	1,107	2,543	3,639	6,553

Total revenues	14,457	14,174	41,090	42,580
Expenses:
Cost of operations	5,922	5,536	16,704	17,733
Sales and marketing	3,663	3,654	10,495	11,081
Research and development	2,177	2,627	6,661	8,008
General and administrative	1,814	1,750	5,145	5,078
Amortization of intangible asset	285	285	855	855

Total expenses	13,861	13,852	39,860	42,755
Income (loss) from operations	596	322	1,230	(175)
Other income, net	58	77	227	132

Net income (loss)	$654	$399	$1,457	$(43)

Net income (loss) per share
Basic	$0.02	$0.01	$0.04	$(0.00)
Diluted	$0.02	$0.01	$0.04	$(0.00)
Weighted shares outstanding
Basic	32,753	31,433	32,488	30,998
Diluted	36,892	35,630	36,816	30,998
Pro Forma Results
Pro forma net income, which excludes amortization of intangible asset	$939	$684	$2,312	$812
Pro forma net income per share, which excludes amortization of intangible asset
Basic	$0.03	$0.02	$0.07	$0.03
Diluted	$0.03	$0.02	$0.06	$0.02
Shares used in calculation of basic and diluted pro forma net income per share
Basic	32,753	31,433	32,488	30,998
Diluted	36,892	35,630	36,816	34,600

The pro forma results presented above are for informational purposes only and are not prepared in accordance with accounting principles generally accepted in the United States. This pro forma information presents our operating results after excluding the non-cash amortization expense of the intangible asset relating to our acquisition of Captura Software, Inc., which totaled $0.3 million and $0.9 million in the three and nine month periods presented, respectively.

CONCUR TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(Unaudited)

	June 30, 2004	September 30, 2003
ASSETS
Current assets
Cash and cash equivalents	$23,950	$21,607
Accounts receivable, net	9,467	7,862
Prepaid expenses and other current assets	3,093	2,663

Total current assets	36,510	32,132
Property and equipment, net	4,205	1,331
Restricted cash	550	550
Intangible assets	7,219	8,074
Other assets	2,003	886

Total assets	$50,487	$42,973

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,976	$4,478
Current portion of long-term obligations	440	768
Current portion of deferred revenues	11,363	9,905

Total current liabilities	16,779	15,151
Long-term obligations, net of current	65	199
Long-term deferred revenues, net of current	4,349	2,015

Total liabilities	21,193	17,365

Stockholders’ equity
Common stock, $0.001 par value:	239,554	237,402
Authorized – 60,000; issued and outstanding – 32,851 and 32,142
Accumulated other comprehensive income	77	—
Accumulated deficit	(210,337)	(211,794)

Total stockholders’ equity	29,294	25,608

Total liabilities and stockholders’ equity	$50,487	$42,973

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2004	2003	2004	2003
Operating activities
Net income (loss)	$654	$399	$1,457	$(43)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible asset	285	285	855	855
Depreciation	535	601	1,344	2,372
Provision for allowance for accounts receivable	7	53	431	253
Changes in operating assets and liabilities:
Accounts receivable	(1,372)	(1,479)	(2,019)	829
Prepaid expenses, deposits, and other assets	(785)	(75)	(1,534)	(605)
Accounts payable	40	46	325	(988)
Accrued liabilities	43	59	94	(805)
Deferred revenues	2,264	(588)	3,771	1,594

Net cash provided by (used in) operating activities	1,671	(699)	4,724	3,462
Investing activities
Purchases of property and equipment	(1,608)	(277)	(4,209)	(734)
Maturities of marketable securities	—	1,024	—	2,024
Acquisition of Captura Software Inc., net of cash acquired	—	(41)	—	(551)

Net cash (used in) provided by investing activities	(1,608)	706	(4,209)	739
Financing activities
Proceeds from issuance of common stock from exercise of stock options	343	2,113	1,397	2,451
Proceeds from issuance of common stock from Employee Stock Purchase Plan	755	249	755	249
Proceeds from borrowings	—	—	289	915
Payments on borrowings and capital leases	(235)	(381)	(724)	(1,508)
Increase in restricted cash balances	—	—	—	(700)

Net cash provided by financing activities	863	1,981	1,717	1,407
Effect of foreign currency exchange rates on cash and cash equivalents	(29)	—	111	—
Net increase in cash and cash equivalents	897	1,988	2,343	5,608
Cash and cash equivalents at beginning of period	23,053	17,366	21,607	13,746

Cash and cash equivalents at end of period	$23,950	$19,354	$23,950	$19,354